Exhibit 23.1

Consent of Independent Registered Public Accounting Firm	Grant Thornton LLP Sun Life Plaza, East Tower 1000-112 4th Avenue SW Calgary, AB T2P 0H3 T (403) 260-2500 F (403) 260-2571 www.GrantThornton.ca

To the Board of Directors of Compton Petroleum Corporation

We consent to the inclusion in this annual report on Form 40-F of:

▪
our Independent Auditors’ Report dated February 25, 2010 on the consolidated balance sheets of Compton Petroleum Corporation (the “Company”) as at December 31, 2009 and 2008, and the consolidated statements of earnings (loss) and other comprehensive income, retained earnings and cash flow for each of the three years in the period ended December 31, 2009; and

▪	our Independent Auditors’ Report dated February 25, 2010 on the effectiveness of internal control over financial reporting as at December 31, 2009;

each of which is contained in this annual report on Form 40-F of the Company for the fiscal year ended December 31, 2009.

Calgary, Canada	/s /Grant Thornton LLP
February 25, 2010	Grant Thornton LLP
Chartered Accountants